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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13-G


                    Under the Securities Exchange Act of 1934



                          American Ecology Corporation
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)


                                    025533-10
                                 (CUSIP Number)


                                 March 10, 1998
             (Date of Event Which Requires Filing of this Statement)


         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         Rule 13d-1(b)
     [X] Rule 13d-1(c)
         Rule 13d-1(d)

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   1.  NAME OF REPORTING PERSON(S)
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S)

       JACK K. LEMLEY
--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [ ]
                                                             (b)  [X]
--------------------------------------------------------------------------------
   3.  SEC USE ONLY

--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION

       UNITED STATES
--------------------------------------------------------------------------------
                  5.   SOLE VOTING POWER

   NUMBER OR             159,000          Common Stock
                         812,001.8        non-voting options/warrants
     SHARES              971,001.8
                  --------------------------------------------------------------
  BENEFICIALLY    6.   SHARED VOTING POWER

    OWNED BY             NONE
                  --------------------------------------------------------------
 EACH REPORTING   7.   SOLE DISPOSITIVE POWER

     PERSON              971,001.8
                  --------------------------------------------------------------
      WITH        8.   SHARED DISPOSITIVE POWER

                         NONE
--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            971,001.8
--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

            N/A
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  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            7.2%
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  12.  TYPE OF REPORTING PERSON*

            IN
--------------------------------------------------------------------------------

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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13-G


                    Under the Securities Exchange Act of 1934

        ----------------------------------------------------------------

ITEM 1. (A)   NAME OF ISSUER:

              American Ecology Corporation

ITEM 1  (B)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

              805 West Idaho, Suite 200
              Boise, Idaho  83702

ITEM 2  (A)   NAME OF PERSON FILING:

              Jack K. Lemley


ITEM 2  (B)   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
              RESIDENCE:

              805 West Idaho, Suite 200
              Boise, Idaho  83702

ITEM 2  (C)   CITIZENSHIP:

              U. S. A.

ITEM 2  (D)   TITLE OF CLASS OF SECURITIES:

              Common Stock

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ITEM 2  (E)   CUSIP NUMBER:

              025533-10


ITEM 3        FILING REQUIRED PURSUANT TO THE RULES 13D-1(B), OR 13D-2(B):

              N/A

ITEM 4        OWNERSHIP AS OF DECEMBER 31, 1997:

              (A)  AMOUNT BENEFICIALLY OWNED:

                       971,001.8

              (B)  PERCENT OF CLASS:

                       7.2%

              (C) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                       (I)  SOLE POWER TO VOTE OR TO DIRECT THE VOTE:

                                971,001.8

                      (II)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE:

                                NONE

                     (III)  SOLE POWER TO DISPOSE OR TO DIRECT THE
                            DISPOSITION OF:

                                971,001.8

                      (IV) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

                                      NONE

ITEM 5        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

              N/A

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ITEM 6        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
              ANOTHER PERSON:

              N/A

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

              N/A

ITEM 8        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
              GROUP:

               N/A

ITEM 9        NOTICE OF DISSOLUTION OF GROUP

              N/A

ITEM 10       CERTIFICATION

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



Date:         March 18, 1998

              /s/ Jack K. Lemley
              ------------------------------
Signature:    Jack K. Lemley
              Chairman and Chief Executive Officer